ROGERS CORPORATION
                     VOLUNTARY DEFERRED COMPENSATION PLAN
                         FOR NON-EMPLOYEE DIRECTORS
             AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 21, 1999

                                First Amendment

	Pursuant to the powers and procedures for amendment of the Rogers Corporation Voluntary Deferred Compensation Plan For Non-Employee Directors, as amended and restated effective as of December 21, 1999, (the "Plan"), described in Section 10(a) of the Plan, the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the "Committee") hereby amends the Plan, subject to any necessary consent of the affected Directors with respect thereto:

	Section 4 is amended by deleting Subsection (c) thereof in its entirety and substituting therefor the following Subsection (c):

             "(c) As of the last day of each calendar month, the Company shall credit each sub-account within a Director's Deferred Compensation Account which is being maintained in terms of dollars with interest on the amount credited to such sub-account as of the sixteenth (16th) day of such calendar month. The rate of interest to be used for this purpose during any calendar year shall be (A) for calendar years before 2003, the 30-year U.S. Treasury bond rate in effect as of January 1 of such year, and (B) for calendar years after 2002, the sum of the 10-year U.S. Treasury note rate in effect as of January 1 of such year, plus twenty basis points (i.e., 0.20 of 1%). For calendar years before 2003, the foregoing rate shall be determined by reference to the first January issue of Barron's for such calendar year, or such other comparable publication as may be selected by the Company if Barron's is no longer published or no longer provides such information. For calendar years after 2002, the foregoing rate shall be determined by reference to any reliable source selected by the Company from time to time. Notwithstanding the foregoing, the Company may increase (but not decrease, unless the decrease is de minimis) the rate of interest to be used under the Plan by written notice to each Director (including former Directors who then have a Deferred Compensation Account which would be affected by such change), which notice shall specify the new rate of interest to be used, the effective date of such change and the Deferred Compensation Accounts to which such new rate of interest shall apply."

        Except as so amended, the Plan in all other respects is hereby confirmed.

        IN WITNESS WHEREOF, the Committee has caused this First Amendment to the Plan to be duly executed on this 7th day of October, 2002.

					ROGERS CORPORATION

					By:    /s/  Robert M. Soffer
					         Robert M. Soffer
					         Vice President and Treasurer